SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )


Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /    Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /    Definitive Proxy Statement
/ /    Definitive Additional Materials
/x/    Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12


                         THE FIRST AUSTRALIA FUND, INC.
                         ------------------------------
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/    No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       (1)     Title of each class of securities to which transaction applies:

       (2)     Aggregate number of securities to which transaction applies:

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

       (4) Proposed maximum aggregate value of transaction:

       (5)     Total fee paid:

/ /    Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1)     Amount Previously Paid:

       (2)     Form, Schedule or Registration Statement No.:

       (3)     Filing Party:

       (4)     Date Filed:

FOR IMMEDIATE RELEASE

For More Information Contact:

Laurence Freedman, The First Australia Fund,
         011-612-9950-2888
         http://www.equitilink.com
Richard Strickler, EquitiLink USA,
         800-522-5465
Judy Inosanto or Ralph Richardson
         Dewe Rogerson Inc., 800-626-0993



           THE FIRST AUSTRALIA FUND FILES PRELIMINARY PROXY STATEMENT
           ----------------------------------------------------------


(New York, NY, March 11, 1999) -- The First Australia Fund, Inc. (AMEX:IAF, PCX:IAF), said today that it has filed preliminary proxy materials with the Securities and Exchange Commission in connection with the Fund's Annual Meeting of Shareholders. The preliminary proxy statement indicates the Fund's opposition to five proposals which the Fund has been advised will be presented at the Meeting. The proposals are (a) a slate of five individuals as Class II Directors in place of the Fund's nominees (b) termination of the investment management agreement with EquitiLink International Management Limited within 60 days (c) a recommendation that the Board of Directors take whatever steps are necessary to give all shareholders the option to receive net asset value for their shares within 60 days of the Annual Meeting (d) a recommendation that all directors not standing for election at the Annual Meeting who oppose the resolution referred to in clause (c) resign their positions as directors and (e) a recommendation that the Board of Directors approve the reimbursement by the Fund of the reasonable fees and expenses associated with the proponents' initial proxy communication (including only printing, mailing, distribution and tabulating costs, but not including attorneys' fees or other solicitation fees).

The First Australia Fund, Inc. and certain other persons named below may solicit proxies to (a) elect five directors to serve as Class II Directors for a three-year term, (b) ratify the selection of independent auditors, and (c) vote against certain shareholder proposals. The participants in this solicitation may include the directors of the Fund: Anthony E. Aaronson, Sir Roden Cutler, David Lindsay Elsum, Rt. Hon. Malcolm Fraser, Laurence S. Freedman (Chairman), Michael
R. Horsburgh,  Harry A. Jacobs, Jr., Howard A. Knight, Richard H. McCoy, Neville
J. Miles, William J. Potter, John T. Sheehy, Brian M. Sherman (President), of whom Messrs. Fraser, Jacobs, Knight, McCoy and Sherman are nominees as Class II Directors; the other executive officers of the Fund: (David Manor, Treasurer, Ouma Sananikone-Fletcher, Assistant Vice President - Chief Investment Officer, and Barry G. Sechos, Assistant Treasurer); and the following employees of EquitiLink Australia Limited, the Fund's Investment Adviser: Craig A. Hood, Director - Head of Equities, Irfan N. Khan, Product Manager - Overseas Funds, Munib Madni, Equity Portfolio Manager, and Vincent John Parrott, Director - Business Operations.

As controlling shareholders of EquitiLink International Management Limited, the Fund's Investment Manager, Messrs. Freedman and Sherman share investment and voting power for 46,062 shares of the Fund owned by EquitiLink International
Management Limited. As of the date of this communication, none of the participants named above owns individually or in the aggregate in excess of 1% of the total outstanding shares of the Fund.

Messrs. Freedman, Sherman, Manor, Sechos, Hood, Khan, Madni, Parrott and Ms. Sananikone-Fletcher may be deemed to have a substantial interest in the shareholder proposals because of their share ownership in, or any employment relationship with, the Fund's Investment Manager or Investment Adviser.